Bausch & Lomb Incorporated
Exhibit 11
Statement Regarding Computation of Per Share Earnings (Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Three Months Ended		Six Months Ended
	June 29 2002	June 30, 2001	June 29, 2002	June 30, 2001
Income From Operations Before Change In Accounting Principle	$21.9	$6.8	$30.7	$5.5
Change in accounting principle, net of taxes	-	-	-	0.3
Net Income (a)	$21.9	$6.8	$30.7	$5.8

Actual outstanding Common and Class B shares at beginning of period	53,836	53,624	53,543	53,473

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	1	(31)	224	73

Weighted Basic Shares (b)	53,837	53,593	53,767	53,546

Effect of assumed exercise of
Common stock equivalents	198	188	190	228

Weighted Diluted Shares (c)	54,035	53,781	53,957	53,774

Basic Earnings Per Share (a/b)	$ 0.41	$ 0.13	$ 0.57	$ 0.11

Diluted Earnings Per Share (a/c)	$ 0.40	$ 0.13	$ 0.57	$ 0.11